Exhibit 10.1

 June 10, 2008

The Talbots Inc.
One Talbots Drive
Hingham, MA 02043

Re:	$50,000,000 Subordinated Term Loan Credit Facility

Gentlemen/Ladies:

We are pleased to inform The Talbots Inc. (the "Company") that we agree, subject to the terms and conditions of this letter agreement, to provide through one or more subsidiaries to the Company a $50 million subordinated  term loan facility as more fully described in the attached summary of terms (the "Summary of Terms").   We are providing this credit facility in support of the turnaround plan previously approved by the Talbots Board of Directors.

In addition, our obligation to provide such credit facility shall be subject to (i) completion of satisfactory confirmatory due diligence, (ii) the execution of definitive documentation which shall be mutually satisfactory to the Company and us and consistent with the Summary of Terms and (iii) satisfaction of the other conditions set forth in the Summary of Terms (or such definitive documentation).

This letter agreement is made solely for the benefit of parties hereto and may not be relied upon or enforced by any other person.  This letter agreement may be amended or modified only by a writing signed by the parties hereto.  This letter agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.  This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

If the above is acceptable, please so confirm by signing and returning a copy of this letter agreement to the undersigned no later than 5:00 p.m., New York City time, on June 11, 2008, whereupon this letter agreement and each counterpart hereof will constitute a binding agreement between the Company and us.  Our agreements contain herein and in the Summary of Terms will expire at such time in the event we have not received such confirmation.  Thereafter, our accepted agreements hereunder will expire on July 15, 2008.

Very truly yours,

AEON CO., LTD.

By:	/s/ Tsutomu Kajita
Name: Tsutomu Kajita
Title: Senior Vice President, International Operations

Accepted and agreed to this 10th
day of June, 2008:

THE TALBOTS INC.

By:	/s/ Edward L. Larsen
	Name:	Edward L. Larsen
	Title:	Senior Vice President, Finance, Chief Financial Officer and Treasurer

Attachment:		Summary of Terms and Conditions

S-1

June 10, 2008

The Talbots, Inc.

$50,000,000 TERM LOAN CREDIT FACILITY

These terms are not exhaustive and provide a summary only of the principal terms and conditions of the Term Loan Credit Facility described herein (the “Facility”).  The final transaction documentation evidencing the Facility will incorporate such conditions, undertakings, representations and warranties, events of default and other provisions as may be considered necessary or appropriate by the Lender  for a transaction of this nature and which are reasonably agreed in final documentation between the Lender and the Borrower consistent with the terms hereof.

Borrower:	The Talbots, Inc.

Lender:	One or more subsidiaries of Aeon Co., Ltd. organized under the laws of a U.S. State (the “Lender”).

Upfront Fee:	$0.75 million.

Commitment Amount:	An aggregate principal amount of up to $50 million outstanding at any time (the "Commitment").

Commitment Fee:	0.50% per annum on the undrawn portion of the Commitment, payable quarterly in arrears after the Closing Date and upon the termination of the Commitment.

Purpose:
The purpose of the Facility is to provide working capital financing for the Borrower in connection with the Borrower’s execution of its turnaround plan (“Turnaround Plan”) as has been approved by the Borrower’s Board of Directors.

Proceeds of borrowings under the Facility (the “Loans”) will be used by the Borrower and its subsidiaries solely for general working capital purposes and other general corporate purposes.

Availability:
Upon satisfaction or waiver of all conditions precedent to borrowing (including absence of any defaults), Loans under the Facility will be available at any time after the Closing Date and prior to the Maturity Date (the "Commitment Period").  Amounts borrowed under the Facility that are repaid or prepaid may be not reborrowed.

It is intended that the Loans constitute "Subordinated Debt" under the Term Loan Agreement, dated as of July 24, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, the "Existing Credit Agreement"), among the Borrower, the lenders from time to time party thereto and Mizuho Corporate Bank, Ltd. (the "Existing Lenders").

The principal amount of each Loan shall be an integral multiple of $10 million and shall be in an amount not less than $10 million.

The Borrower shall notify the Lender by fax and email of its desire to make a borrowing under the Commitment no later that 5 business days prior to the proposed funding date.

Voluntary Prepayments:	Not permitted (unless permitted under the Borrower's then existing senior indebtedness).

Interest Rate:
LIBOR plus 500 basis points.  Interest on the Loans will be payable quarterly in arrears.

"LIBOR" means the three month rate for deposits in U.S. Dollars which appears on the Telerate Page 3750 as of 11:00 a.m., Tokyo time, on the day that is two business days prior to the proposed funding date.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed.

Closing Date:	July 15, 2008.

Maturity Date:	All outstanding Loans shall mature, and the Commitment shall expire, on January 28, 2012 (the "Maturity Date").

Security; Ranking:
The Loans will be unsecured general obligations of the Borrower subordinated only to financial institution indebtedness of the Borrower existing on the Closing Date (including the Existing Credit Agreement).

Default Rate:
Upon the occurrence and during the continuance of a de-fault, interest will accrue on any principal or other amount payable under a Loan at a rate of 2.00% per annum in excess of the applicable interest rate and will be payable on demand.

Conditions Precedent to Borrowing:
Usual for facilities of this type and to be reasonably specified by the Lender, including, delivery of satisfactory payment of fees and expenses, accuracy of representations and warranties, no material adverse change and absence of a default or an event of default.

The Facility is also conditioned on execution and delivery of a subordination agreement between the Lender and the Existing Lenders, in form and substance reasonably satisfactory to the Lender.

In addition, prior to the extension of any Loan, the Lender shall have received:

·
within 30 days after the end of each fiscal month of the Borrower during the Commitment Period, a financial report of the Borrower and its consolidated subsidiaries for such fiscal month, in form and substance satisfactory to the Lender;

	·	prior to the Closing Date, copies of the Turnaround Plan of the Borrower and its subsidiaries, in form and substance satisfactory to the Lender;

·
evidence that the Borrower's indebtedness existing on the Closing Date is in full force and effect, without amendment or modification thereto in a manner adverse to the Lender in any material respect; and

·
sufficient information, such that the Lender can be reasonably certain that the Borrower will be in compliance with the financial covenants in the Existing Credit Facility over the 12 months following incurrence of a Loan.

Representations and Warranties:
The definitive documentation relating to the Loans (the “Loan Documents”) will contain representations and warranties relating to the Borrower and its subsidiaries that are substantially the same in all material respects as the representations and warranties contained in the Existing Credit Agreement.

Covenants:
The Loan Documents will contain covenants relating to the Borrower and its subsidiaries that are substantially the same in all material respects as the covenants contained in the Existing Credit Agreement.

Reports:	The Lender shall receive the following reports:

	·	audited annual financial statements of the Borrower within 120 days after the end of each fiscal year of the Borrower;

	·	unaudited quarterly financial statements of the Borrower within 60 days after the end of each fiscal quarter of the Borrower; and

	·	Such other information and reports as reasonably requested by the Lender from time to time, including updates with regard to the Turnaround Plan.

Events of Default:
The Loan Documents will contain events of default substantially the same in all material respects as the events of default contained in the Existing Credit Agreement (other than any change of control default).

In case an event of default shall occur and be continuing, the Lender, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Loans to be due and payable immediately.  If a bankruptcy event of the Borrower occurs, the principal amount of and accrued interest on the Loans will be immediately due and payable without any notice, declaration or other act on the part of the Lender.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary increased costs and tax gross-up provisions.

Expenses and Indemnification:
The Loan Documents will contain standard indemnification provisions of the Lender, its affiliates, officers, directors and employees that are usual and customary for transactions of this nature or required by the Lender for this transaction in particular.

In addition, all out-of-pocket expenses (including, legal fees) of the Lender in connection with the Facility and for the exercise and enforcement thereof will be paid by the Borrower upon demand from the Lender.

Borrower Account:	The Borrower shall open an account at a bank designated by the Lender.

Governing Law:	New York.